EXHIBIT 10B(32)





                                 April 27, 1999



Mr. Sherwood H. Smith, Jr.
408 Drummond Drive
Raleigh, NC 27609

Dear Sherwood:

This letter will confirm the discussion we have recently had concerning your upcoming retirement as Chairman of the Board of Directors of Carolina Power & Light Company. Your current Agreement with the Company anticipates that you will not serve as Chairman after the May 1999 Annual Meeting, and your current term as a Director expires at that meeting. We have agreed that you will accept a nomination at the May 1999 meeting to be a Director in Class II and to serve a one-year term expiring in 2000. We also anticipate that at the Board meeting in May you will be elected to the honorary position of Chairman Emeritus.

The Agreement states that you will continue to provide various services to the Company through September 30, 1999. We also appreciate your commitment to be available to continue to provide these types of services to the Company after September 30, 1999. These additional services will be as requested by, and performed under the general direction of, CP&L's Chief Executive Officer, as agreed to by you. The compensation for such services will be as approved by the Chief Executive Officer. In addition, you will receive the standard compensation for service as an outside Director after September 30, 1999, until your term as Director expires. (The non-compete provisions of your Agreement will, of course, continue.)

The Company will continue to provide the services and benefits described in your Agreement, including a home alarm and security service, a company network telephone, and facsimile equipment at your residence, and a car telephone. The Company will also provide you with its standard car allowance for three years following the expiration of the Agreement (through September 30, 2002). Finally, as noted in the Agreement, the Company will also continue to provide office and secretarial support. We are currently arranging accommodations in One Hannover Square with the intent of relocating your office in June. These services and appropriate office accommodations will be supplied until you attain the age of
80. After such time, if services or accommodations of any kind might be appropriate, the matter will be determined at that time by the Chief Executive Officer.

I look forward to having you continue on the Board of Directors for another year.

                                                     Very truly yours,

                                                     /s/William Cavanaugh III

                                                     William Cavanaugh III

Agreed:  /s/Sherwood H. Smith, Jr.
         -------------------------
          Sherwood H. Smith, Jr.